Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A

(Form Type)

Sterling Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$261,000,000	0.00015310	$39,959.10
Fees Previously Paid	—		$0.00
Total Transaction Valuation	$261,000,000
Total Fees Due for Filing			$39,959.10
Total Fees Previously Paid			$0.00
Total Fee Offsets			—
Net Fee Due			$39,959.10

*	Equal to the fixed cash purchase price of $261,000,000 to be received by Sterling Bancorp, Inc. (the “Company”) pursuant to a definitive Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, Sterling Bank and Trust, F.S.B. (the “Bank”) and EverBank Financial Corp, a Delaware corporation (“EverBank”), dated September 15, 2024, pursuant to which EverBank will acquire all of the issued and outstanding shares of capital stock of the Bank from the Company.

**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2025, issued August 20, 2024 and effective on October 1, 2024, by multiplying the transaction valuation by 0.00015310.